Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
 Pricing Supplement No. 72 — dated Monday, March 17, 2003
(To: Prospectus Dated August 20, 2002)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1stCoupon Date	1stCoupon Amount	Survivor’s Option	Product Ranking
06050XKP7	$5,107,000.00	100.000%	1.500%	$5,030,395.00	4.250%	Monthly	03/15/2013	04/15/2003	$2.95	YES	Subordinated Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1stCoupon Date	1stCoupon Amount	Survivor’s Option	Product Ranking
06050XKQ5	$5,493,000.00	100.000%	2.000%	$5,383,140.00	5.000%
Semi-annual
							03/15/2018	09/15/2003	$24.31	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 03/15/2006 and every coupon date thereafter.

The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 03/15/2006 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1stCoupon Date	1stCoupon Amount	Survivor’s Option	Product Ranking
06050XKR3	$6,957,000.00	100.000%	2.500%	$6,783,075.00	5.450%	Semi-annual	03/15/2028	09/15/2003	$26.49	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 03/15/2008 and every coupon date thereafter.

The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 03/15/2008 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

Bank of America Corporation 100 North Tryon Street NC1-007-06-06 Charlotte, NC 28255

Trade Date: Monday, March 17, 2003 @12:00 PM ET
Settle Date: Thursday, March 20, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody’s Investor Services Rating: Subordinated: Aa3
S & P Rating Services Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trademark of INCAPITAL, LLC. All Rights Reserved.

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 20-Aug-02